Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Lacey Dean (717) 735-8688

FULTON FINANCIAL CORPORATION NAMES KARTHIK SRIDHARAN AS CHIEF

OPERATIONS AND TECHNOLOGY OFFICER

Lancaster, Pa. (June 12, 2023) – Fulton Financial Corporation (NASDAQ: FULT) today announced that Karthik Sridharan has joined as Senior Executive Vice President, Chief Operations and Technology Officer. Sridharan will be responsible for leading a team of information technology and operations professionals focused on leveraging leading technology to provide the best digital customer experience at Fulton Bank.

“I’m confident Karthik is the right person to take our digital capabilities to the next level,” said Chairman, CEO and President Curt Myers. “He has a proven track record of improving operations and decreasing application time-to-market, while simultaneously enhancing the digital customer experience.”

As a senior information technology executive, Sridharan brings more than 20 years of experience with Fortune 500 companies. Since 2019, he has served as Chief Information Officer, Executive Vice President, at OceanFirst Bank in Red Bank, NJ. Prior to that, from 2011-2019, he worked as Chief Technology Officer, Enterprise Operations and Technology, for Citigroup in New York, NY. From 2009-2011, he served as Executive Director, Global Technology Infrastructure at JP Morgan Chase and Company in New York, NY. From 2005-2009, he served as Senior Vice President, Global Technology, for Bank of America Corp., in New York, NY.

Sridharan holds a bachelor’s degree in Business Administration & Information Systems Management from Temple University’s Fox School of Business and has completed the Global Management Executive Program at Harvard Business School.

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Photo: Karthik Sridharan

About Fulton Financial Corporation

Fulton Financial Corporation, a $27 billion Lancaster, Pa.-based financial holding company, has approximately 3,300 employees and operates more than 200 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A. Additional information on Fulton Financial Corporation can be found at www.fult.com